Exhibit 99.1

AT THE COMPANY:

Kenneth Boerger

VP/Treasurer

(419) 325-2279

FOR IMMEDIATE RELEASE

FRIDAY, MAY 11, 2012

LIBBEY PRICES $450 MILLION OF SENIOR SECURED NOTES DUE 2020

TOLEDO, OHIO, MAY 11, 2012—Libbey Inc. (NYSE Amex: LBY) (“Libbey” or “Company”) announced today that its wholly owned subsidiary Libbey Glass Inc. (“Libbey Glass”) has priced $450 million aggregate principal amount of 6.875% senior secured notes due 2020 (the “Notes”) in a private placement at par. The sale of the Notes is expected to close on May 18, 2012, subject to customary closing conditions.

The Company and Libbey Glass intend to use the net proceeds from the sale of the Notes, together with cash on hand and borrowings under the Amended and Restated Senior Secured Credit Agreement (as defined below), to (i) repurchase up to $320 million of the existing Libbey Glass 10% Senior Secured Notes due 2015 in a previously announced tender offer, (ii) redeem $40 million in aggregate principal amount of the existing notes that remain outstanding after consummation of the tender offer, (iii) pay related fees and expenses and (iv) contribute $79.7 million to the Company’s U.S. pension plans to fully fund its target obligations under ERISA. The sale of the Notes is contingent upon certain conditions, including the consummation of the Tender Offer and the consummation of certain amendments to the existing Amended and Restated Senior Secured Credit Agreement (the “Amended and Restated Senior Secured Credit Agreement”) to which Libbey Glass and its direct wholly owned subsidiary Libbey Europe B.V., as borrowers, and Libbey and certain of Libbey Glass's existing and future subsidiaries, as guarantors, are party.

The Notes, the Libbey guarantee of the Notes and the subsidiary guarantees of the Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The Notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

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Libbey Inc.

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This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Libbey Inc.:

•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.

Based in Toledo, Ohio, since 1888, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Libbey China subsidiary is located in Langfang, China. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2011, the Company’s net sales totaled $817.1 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business and the capital markets. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 14, 2012.

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